Exhibit 99.1

News Corporation
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N E W S  R E L E A S E
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                                   Contact: Media: Andrew Butcher 212-852-7070
                                            Investors: Reed Nolte 212 852 7092



News Corporation Completes Acquisition of Fox
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NEW YORK, NY, March 21, 2005 - News Corporation (NYSE: NWS, NWS.A; ASX: NWS,
NWSLV) announced today that it has completed its previously announced acquisition of Fox Entertainment Group, Inc.'s Class A common stock (NYSE: FOX) that News Corporation did not already own.

In a short-form merger of Fox Entertainment Group, Inc. with and into News Corporation's wholly owned subsidiary, Fox Acquisition Corp, that was effected earlier today, each share of Fox Class A common stock, other than those owned by News Corporation or its subsidiaries, was converted into 2.04 shares of News Corporation Class A common stock, subject to the rights of stockholders to seek appraisal under Delaware law.

News Corporation previously announced that it had been advised by the exchange agent for the offer that a total of 414,889,385 shares of Fox Class A common stock were tendered in the exchange offer (including 5,252,826 shares subject to guarantees of delivery), which expired at 12:00 Midnight, New York City time, on March 18, 2005, and that all such shares were accepted for exchange.

News Corporation had total assets as of December 31, 2004 of approximately US$53 billion and total annual revenues of approximately US$22 billion. News Corporation is a diversified international media and entertainment company with operations in eight industry segments: filmed entertainment; television; cable network programming; direct broadcast satellite television; magazines and inserts; newspapers; book publishing; and other. The activities of News Corporation are conducted principally in the United States, Continental Europe, the United Kingdom, Australia, Asia and the Pacific Basin.


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